Exhibit 3(i)(A)

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION OF 1ST CONSTITUTION BANCORP
Pursuant to Section 14A:7-15.1(3)
Effective Time: 12:01:01 a.m. Eastern Time on February 28, 2005

        Pursuant to the provisions of Section 14A:7-15.1(3) of the New Jersey Business Corporation Act, to effect a 2 for 1 share division, the undersigned executes the following Certificate of Amendment to the Certificate of Incorporation of 1ST CONSTITUTION BANCORP, a New Jersey corporation (the “Corporation”) and hereby certifies:

        FIRST: The name of the corporation is 1ST CONSTITUTION BANCORP.

        SECOND: The date of adoption by the Board of Directors of the Corporation of the resolution approving the share division was January 20, 2005.

        THIRD: This amendment to the Certificate of Incorporation of the Corporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

        FOURTH: The class of shares of the Corporation subject to the share division is the common stock of the Corporation, no par value (the “Common Stock”). The number of shares of Common Stock subject to the division is 15 million, of which as of the date hereof 1,655,810 are issued, including 1,653,211 outstanding shares and 2,599 treasury shares. Each share of the Common Stock shall be divided into and shall become and may be exchanged by the Corporation for two shares of Common Stock, no par value.

        FIFTH: To effect an amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15 million to 30 million, Article THIRD, Paragraph A of the Corporation’s Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

The aggregate number of shares which the Corporation shall have authority to issue is 35,000,000 of which 5,000,000 shares shall be preferred stock without par value (hereinafter called “Preferred Stock”) and 30,000,000 shares shall be common stock without par value (hereinafter called “Common Stock”).

                6.         This amendment and the share division shall become effective as of 12:01:01 a.m. on February 28, 2005.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of January 25, 2005.

1ST CONSTITUTION BANCORP By: /s/ Robert F. Mangano —————————————— Robert F. Mangano, President